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
                                   NAVARRE CORPORATION

              EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                  YEAR ENDED     YEAR ENDED      YEAR ENDED
                                                  MARCH 31,       MARCH 31,       MARCH 31,
                                                     1997           1996            1995
                                                (Amounts in thousands, except per share data)
Primary and fully diluted

Weighted-average shares outstanding                 6,692          6,058           6,056
Net effect of dilutive stock options --
   based on the treasury stock method
   using the higher of the year end
   or average market price                             --            384             232
                                                    -----          -----           -----

Total                                               6,692          6,442           6,288
                                                    =====          =====           =====


Net income (loss)                                 $(6,190)        $1,319          $1,607
                                                  ========        ======          ======


Net earnings (loss) per common share               $( .92)        $  .20          $  .26
                                                   =======        ======          ======

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